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                                                                 Exhibit: 10.13T

SECURITY INTEREST AGREEMENT (#16)                                   May 19, 1993

WHEREAS the Trudy Corp of 165 Water Street in Norwalk, Ct. (hereafter "Trudy") is seeking to pay various operating expenses including the NIC International payment of $39,000 as well as for general operating expenses,

WHEREAS the Trudy Corp has to date been unable to secure financing from other sources for general purpose funding, and

WHEREAS William W. Burnham (hereafter "Burnham") of White Oak Shade Road in New Canaan, Ct. is willing to assist Trudy Corp by lending Trudy Corp $15,000.00 (fifteen thousand dollars and 00/100) for its use for operating purposes on May 19, 1993.

NOW THEREFORE, Trudy Corp agrees to provide a security interest to Burnham in recognition of the value he is providing the Company and the risks inherent therein. Given that this cash is necessary for the Company to survive, that cash has great value to Trudy.

Trudy agrees to give Burnham a collateral interest in all Cash or Securities, all Accounts Receivable both of Trudy and its subsidiary, Soundprints, all inventory of whatever kind, and all furniture and fixtures. This security interest shall be limited to the amount referred to above, plus imputed interest of 12% per annum.

Burnham shall be entitled to perfect his security interest, if and when, Trudy is unable to repay this debt on its maturity; the entire $15,000 should be repaid by Sept 15, 1993. In such circumstances, Burnham shall have a collateral interest second only to that of Union Trust (if any) and Alice Burnham, but in any event senior to all trade creditors and to all other liabilities of the Company unless otherwise stated or stipulated by legislation.

Both parties agree that there may be partial reductions under this agreement as funds are repaid by Trudy to Burnham; the collateral interest shall be reduced pro rata.

AGREED:  /s/ Peter P. Ogilvie                  ACCEPTED:  /s/ William W. Burnham
         ----------------------                           ----------------------
         Peter P. Ogilvie, VP.                            William W. Burnham
         for Trudy Corp

Dated: